Exhibit 10(iii)(w)












December 1, 2000

Mr. John E. Turpin

Dear John:

I am pleased to offer you the position of Sector President of Industrial Productivity reporting to me, with responsibility for the Industrial Productivity sector of Ingersoll-Rand Company. You will be nominated for election to Senior Vice President, Ingersoll Rand Company at the December meeting of the Compensation and Nominating Committee of our Board of Directors (the "Committee") to be effective your first day of work, which we have tentatively planned for January 2, 2000.

The following is an outline of our offer:

1. Your starting base salary will be at an annual rate of $375,000 paid monthly.

2. You will be eligible for an annual incentive opportunity targeted at 90% ($350,000 target for 2001) of salary depending upon your performance and Ingersoll-Rand Company performance. The incentive for year 2000 will be guaranteed at $200,000 (less any pay-out from The Stanley Works for year
     2000) payable in the first quarter of 2001, usually February.

3. You will be recommended for an award of 60,000 (sixty thousand) non-qualified stock options, which is comprised of 20,000 option shares as a sign on award and 40,000 option shares as your first annual award. This award is subject to approval by the Committee and to the terms and conditions of awards made under our Incentive Stock Plan. This award recommendation will be considered by the Committee at their December 2000 meeting to be awarded on your first day of employment. These options will be priced at the Fair Market Value of Ingersoll-Rand stock (using the definition in the Incentive Stock Plan of the average of the high and low price of Ingersoll-Rand stock on the New York Stock Exchange on your first day of employment). IR stock option awards vest over a three-year period, one third each year. Thereafter, you will be eligible to receive stock option awards under the Plan in future years as administered by the Compensation Committee of the Board. Currently your annual stock option award target is 40,000 shares.

     Upon acceptance of this offer and commencement of employment, the Company will recommend that the Committee award you 4,000 performance shares for 2001. These performance shares vest according to achievement of Ingersoll-Rand earnings per share (EPS) growth targets and sector operating income goals. These shares are distributed February following the Board's approval of the Company EPS performance. In subsequent years, you will be eligible for additional annual awards of similar value with qualifying criteria set at the time of each award.

4.   You will be eligible for the complete program of
     employee benefits offered to all Ingersoll-Rand salaried employees in accordance with the terms and conditions of
     those plans.   Please note that your medical and life
     insurance coverage with Ingersoll-Rand will commence on the first day of the month following employment. A summary of Ingersoll-Rand's key benefits is enclosed.

   Further, as an Officer of the Company, you will be nominated for membership in the company's Elected Officer
   Supplemental (Pension) Plan, under the terms and conditions of that plan.

5. The Company will recommend to the Committee that you be offered a standard officer's change of control agreement.

6. You will be entitled to paid vacation in accordance with company policy, which in your case is four weeks per calendar year.

7.   If applicable, you will be eligible for the company's
     Relocation Program, a copy of which is enclosed.

8. You will be provided a company car in accordance with our company car policy.

9.   You will be eligible for the company's Executive Health
     Program, a copy of which is enclosed.

10. You will be eligible for the company's Tax, Estate and Financial Planning service provided by Ayco Corporation to Officers.

11. In the event of an involuntary termination from Ingersoll-Rand for other than gross cause, the Company will provide a severance payment of twelve months base salary and twelve months medical and dental benefits.

12. This offer is conditional upon satisfactorily passing a drug test, finalization of our reference checking and fulfilling the requirements of the Immigration Reform and Control Act of 1986.

John, we all believe that you can make a significant contribution in this new role and would very much like to have you on our executive team.

In the meantime, please contact Gillian Scholes (201/573 3009) or myself if you have any questions.

Sincerely,



/s/ Herbert L. Henkel
Chairman, President and Chief Executive Officer



cc:  R. C. Butler
     G. Scholes

Offer Accepted By:



/s/ John E. Turpin   Date: December 12, 2000
John E. Turpin